Exhibit 99.1

The New York Times Company Reports 2019 Third-Quarter Results

NEW YORK--(BUSINESS WIRE)--November 6, 2019--The New York Times Company (NYSE: NYT) announced today third-quarter 2019 diluted earnings per share from continuing operations of $.10 compared with $.15 in the same period of 2018. Adjusted diluted earnings per share from continuing operations (defined below) was $.12 in the third quarter of 2019 compared with $.15 in the third quarter of 2018.

Operating profit decreased to $25.1 million in the third quarter of 2019 from $41.4 million in the same period of 2018 and adjusted operating profit (defined below) decreased to $44.1 million from $53.7 million in the prior year, as higher costs and lower advertising revenues more than offset higher digital-only subscription revenues and other revenues.

Mark Thompson, president and chief executive officer, The New York Times Company, said, “Q3 2019 was our best ever third quarter for new digital news subscriptions, the fourth best quarter in the history of our pay model and a very encouraging quarter for the company as a whole. We now have more than three million subscriptions to our digital news product, more than four million total digital subscriptions, and 4.9 million total subscriptions. We’re on track to hit 10 million subscriptions by 2025 and now believe at least 2 million of those will come from markets outside the United States. As of the end of the third quarter, we had more than 500,000 international subscriptions.

“In Q3 we made a significant change to our pay model. Most anonymous users now have to register and log in to The New York Times if they want to read more than a very limited number of stories. It’s much easier for us to encourage these logged-in users to engage more deeply with our content and consider subscribing. This was an important factor in the strong net subscription adds in the quarter. Encouragingly, it has not so far led to any appreciable loss of overall unique users.

“Like other publishers, we’re seeing continued turbulence in the digital advertising space. While digital advertising performed slightly better in Q3 than we had originally forecasted, we expect a fairly challenging fourth quarter, largely due to comparisons to a very successful Q4 of 2018. We remain confident in our strategy, which has a particular focus now on major advertising relationships like the recently announced multi-year deal with Verizon, one of the largest commercial agreements in our history, and on new advertising opportunities like podcasting, where we are seeing spectacular growth.”

Comparisons

Unless otherwise noted, all comparisons are for the third quarter of 2019 to the third quarter of 2018.

This release presents certain non-GAAP financial measures, including diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and multiemployer pension plan withdrawal costs (or adjusted operating costs). Refer to Reconciliation of Non-GAAP Information in the exhibits for a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.

Third-quarter 2019 results included the following special items:

  A $4.0 million charge ($3.0 million after tax or $.02 per share) from restructuring charges, including impairment and severance charges related to the closure of our digital marketing agency, HelloSociety, LLC.
  A $2.0 million gain ($1.5 million after tax or $.01 per share) from a multiemployer pension plan liability adjustment.

Third-quarter 2018 results included the following special item:

  A $4.9 million gain ($3.6 million after tax or $.02 per share) from a multiemployer pension plan liability adjustment.

Results from Continuing Operations

Revenues

Total revenues for the third quarter of 2019 increased 2.7 percent to $428.5 million from $417.3 million in the third quarter of 2018. Subscription revenues increased 3.7 percent, advertising revenues decreased 6.7 percent and other revenues increased 25.9 percent.

Subscription revenues in the third quarter of 2019 rose primarily due to growth in recent years in the number of subscriptions to the Company’s digital-only products. Revenue from the Company’s digital-only subscription products (which include our news product, as well as our Crossword and Cooking products) increased 14.5 percent, to $115.9 million, from the third quarter of 2018.

Paid digital-only subscriptions totaled approximately 4,053,000 at the end of the third quarter of 2019, a net increase of 273,000 subscriptions compared with the end of the second quarter of 2019 and a 31.0 percent increase compared with the end of the third quarter of 2018. Of the 273,000 additions, 209,000 came from the Company’s digital news product, while the remainder came from the Company’s Cooking and Crossword products.

Third-quarter digital advertising revenue decreased 5.4 percent, while print advertising revenue decreased 7.9 percent. Digital advertising revenue was $54.7 million, or 48.1 percent of total Company advertising revenues, compared with $57.8 million, or 47.5 percent, in the third quarter of 2018. The decrease in digital advertising revenue primarily reflected lower direct-sold advertising on our core digital platforms, partially offset by growth in podcasts.

Other revenues rose $9.8 million, or 25.9 percent in the third quarter primarily as a result of revenue earned from our television series, “The Weekly.”

Operating Costs

Operating costs increased in the third quarter of 2019 to $401.5 million compared with $380.8 million in the third quarter of 2018, while adjusted operating costs increased to $384.4 million from $363.7 million in the third quarter of 2018, in each case largely due to higher content costs, including growth in the number of newsroom employees and costs related to our television series, “The Weekly,” as well as growth in the number of digital product development employees, partially offset by lower print production and distribution costs.

Marketing expenses decreased to $38.4 million in the third quarter of 2019 from $40.4 million in 2018.

Other Data

Interest Expense and Other, net

Interest expense and other, net decreased in the third quarter of 2019 to $0.8 million compared with $4.0 million in the third quarter of 2018 primarily as a result of lower interest on debt and higher interest income from cash and marketable securities.

Income Taxes

The Company had income tax expense of $6.1 million in the third quarter of 2019 compared with $10.1 million in the third quarter of 2018. The effective tax rate was 27.0 percent in the third quarter of 2019 and 28.8 percent in the third quarter of 2018. We expect the annual effective income tax rate for 2019 will be in the high teens.

Liquidity

As of September 29, 2019, the Company had cash and marketable securities of $877.9 million (excluding restricted cash of $17.0 million, substantially all of which is set aside to collateralize certain workers’ compensation obligations). Total debt was $246.2 million as of September 29, 2019. On August 1, 2019, using existing cash, we purchased the previously leased land at our College Point, N.Y., printing and distribution facility for $6.9 million. In December of 2019, we expect to repurchase the condo interest in our headquarters building for $245.3 million and fund the purchase from our existing cash and marketable securities. After this repurchase, we expect to have no remaining debt.

Included within marketable securities are securities used to collateralize approximately $42 million of letters of credit issued by the Company in connection with the leasing of floors in our headquarters building. The majority of these letters of credit will expire upon the repurchase of the condo interest.

In September of 2019, the Company entered into a $250.0 million five-year revolving credit facility. Certain of the Company’s domestic subsidiaries have guaranteed the Company’s obligations under the credit facility. As of September 29, 2019, there were no outstanding borrowings under the credit facility.

Capital Expenditures

Capital expenditures totaled approximately $9 million in the third quarter of 2019 compared with $15 million in the third quarter of 2018. The expenditures in the third quarter of 2019 were primarily related to the build out of additional office space in Long Island City, N.Y., as well as improvements at our College Point, N.Y., facility. The decrease in capital expenditures was primarily driven by lower expenditures related to the redesign and consolidation of space in our headquarters building and investments in technology partially offset by higher expenditures related to the build out of additional office space in Long Island City, N.Y.

Outlook

Total subscription revenues in the fourth quarter of 2019 are expected to increase in the low- to mid-single digits compared with the fourth quarter of 2018, with digital-only subscription revenue expected to increase in the mid-teens.

Total advertising revenues in the fourth quarter of 2019 are expected to decline in the mid-teens compared with the fourth quarter of 2018, with digital advertising revenue also expected to decrease in the mid-teens.

Other revenues in the fourth quarter of 2019 are expected to increase approximately 25 percent to 30 percent compared with the fourth quarter of 2018.

Operating costs and adjusted operating costs in the fourth quarter of 2019 are expected to increase in the low-single digits compared with the fourth quarter of 2018 as a result of continued investment in the drivers of digital subscription growth, which are expected to be offset by other savings. Operating costs and adjusted operating costs are expected to return to higher levels of growth in 2020 with continued investment into the digital subscription strategy.

The Company expects the following on a pre-tax basis in 2019:

  Depreciation and amortization: $60 million to $65 million,
  Interest expense and other, net: approximately $3 million, and
  Capital expenditures: approximately $50 million.

Conference Call Information

The Company’s third-quarter 2019 earnings conference call will be held on Wednesday, November 6, at 8:00 a.m. E.T.

Participants can pre-register for the telephone conference at dpregister.com/10135803, which will generate dial-in instructions allowing participants to bypass an operator at the time of the call. Alternatively, to access the call without pre-registration, dial 844-413-3940 (in the U.S.) or 412-858-5208 (international callers). Online listeners can link to the live webcast at investors.nytco.com.

An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. The archive will be available for approximately three months. An audio replay will be available at 877-344-7529 (in the U.S.) and 412-317-0088 (international callers) beginning approximately two hours after the call until 11:59 p.m. E.T. on Wednesday, November 20. The replay access code is 10135803.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those predicted by such forward-looking statements. These risks and uncertainties include changes in the business and competitive environment in which the Company operates, the impact of national and local conditions and developments in technology, each of which could influence the levels (rate and volume) of the Company’s subscriptions and advertising, the growth of its businesses and the implementation of its strategic initiatives. They also include other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 30, 2018. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company is a global media organization dedicated to enhancing society by creating, collecting and distributing high-quality news and information. The Company includes The New York Times, NYTimes.com and related properties. It is known globally for excellence in its journalism, and innovation in its print and digital storytelling and its business model. Follow news about the company at @NYTimesPR.

Exhibits:	Condensed Consolidated Statements of Operations
Footnotes
Reconciliation of Non-GAAP Information

This press release can be downloaded from www.nytco.com

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)
	Third Quarter			Nine Months
	2019	2018	% Change	2019	2018	% Change
Revenues
Subscription(a)	$267,302	$257,796	3.7%	$808,568	$779,018	3.8%
Advertising(b)	113,531	121,677	(6.7)%	359,380	366,525	(1.9)%
Other(c)	47,668	37,873	25.9%	135,873	100,311	35.5%
Total revenues	428,501	417,346	2.7%	1,303,821	1,245,854	4.7%
Operating costs
Production costs
Wages and benefits	106,377	95,941	10.9%	313,244	280,688	11.6%
Raw materials	18,531	19,972	(7.2)%	57,527	54,490	5.6%
Other production costs	53,868	47,521	13.4%	149,102	138,454	7.7%
Total production costs	178,776	163,434	9.4%	519,873	473,632	9.8%
Selling, general and administrative costs	207,226	202,473	2.3%	638,820	614,464	4.0%
Depreciation and amortization	15,450	14,847	4.1%	45,548	43,969	3.6%
Total operating costs	401,452	380,754	5.4%	1,204,241	1,132,065	6.4%
Headquarters redesign and consolidation(d)	—	—	—	—	3,140	*
Restructuring charge (e)	4,008	—	*	4,008	—	*
Gain from pension liability adjustment(f)	(2,045)	(4,851)	(57.8)%	(2,045)	(4,851)	(57.8)%
Operating profit	25,086	41,443	(39.5)%	97,617	115,500	(15.5)%
Other components of net periodic benefit costs	1,834	2,335	(21.5)%	5,502	6,226	(11.6)%
Loss from joint ventures	—	(16)	*	—	(9)	*
Interest expense and other, net	755	4,026	(81.2)%	3,572	13,439	(73.4)%
Income from continuing operations before income taxes	22,497	35,066	(35.8)%	88,543	95,826	(7.6)%
Income tax expense	6,070	10,092	(39.9)%	16,789	25,342	(33.8)%
Net income	16,427	24,974	(34.2)%	71,754	70,484	1.8%
Net loss attributable to the noncontrolling interest	—	2	*	—	1	*
Net income attributable to The New York Times Company common stockholders	$16,427	$24,976	(34.2)%	$71,754	$70,485	1.8%
Average number of common shares outstanding:
Basic	166,148	165,064	0.7%	165,976	164,742	0.7%
Diluted	167,555	166,966	0.4%	167,384	166,671	0.4%
Basic earnings per share attributable to The New York Times Company common stockholders	$0.10	$0.15	(33.3)%	$0.43	$0.43	*
Diluted earnings per share attributable to The New York Times Company common stockholders	$0.10	$0.15	(33.3)%	$0.43	$0.42	2.4%
Dividends declared per share	$0.05	$0.04	25.0%	$0.15	$0.12	25.0%
* Represents a change equal to or in excess of 100% or not meaningful.
See footnotes pages for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Amounts in thousands)

(a)	The following table summarizes digital-only subscription revenues for the third quarters and first nine months of 2019 and 2018:

		Third Quarter			Nine Months
		2019	2018	% Change	2019	2018	% Change
	Digital-only subscription revenues:
	News product subscription revenues(1)	$107,009	$95,568	12.0%	$313,785	$279,693	12.2%
	Other product subscription revenues(2)	8,855	5,639	57.0%	24,573	15,669	56.8%
	Total digital-only subscription revenues	$115,864	$101,207	14.5%	$338,358	$295,362	14.6%

(1) Includes revenues from subscriptions to the Company’s news product. News product subscription packages that include access to the Company’s Crossword and Cooking products are also included in this category.

	(2) Includes revenues from standalone subscriptions to the Company’s Crossword and Cooking products.
The following table summarizes digital-only subscriptions as of the end of the third quarters of 2019 and 2018:

	Third Quarter
	2019	2018	% Change
Digital-only subscriptions:
News product subscriptions(1)	3,197	2,541	25.8%
Other product subscriptions(2)	856	554	54.5%
Total digital-only subscriptions	4,053	3,095	31.0%
(1) Includes subscriptions to the Company’s news product. News product subscription packages that include access to the Company’s Crossword and Cooking products are also included in this category.
(2) Includes standalone subscriptions to the Company’s Crossword and Cooking products.

(b)	The following table summarizes advertising revenues by category for the third quarters and first nine months of 2019 and 2018:

		Third Quarter 2019			Third Quarter 2018			% Change
	Advertising revenues:	Print	Digital	Total	Print	Digital	Total	Print	Digital	Total
	Display	$51,702	$36,202	$87,904	$57,245	$43,730	$100,975	(9.7)%	(17.2)%	(12.9)%
	Other	7,176	18,451	25,627	6,676	14,026	20,702	7.5%	31.5%	23.8%
	Total advertising	$58,878	$54,653	$113,531	$63,921	$57,756	$121,677	(7.9)%	(5.4)%	(6.7)%

		Nine Months 2019			Nine Months 2018			% Change
	Advertising revenues:	Print	Digital	Total	Print	Digital	Total	Print	Digital	Total
	Display	$169,903	$121,147	$291,050	$188,853	$123,870	$312,723	(10.0)%	(2.2)%	(6.9)%
	Other	21,255	47,075	68,330	22,182	31,620	53,802	(4.2)%	48.9%	27.0%
	Total advertising	$191,158	$168,222	$359,380	$211,035	$155,490	$366,525	(9.4)%	8.2%	(1.9)%

(c)

Other revenues primarily consist of revenues from licensing, commercial printing, the leasing of floors in the company headquarters, affiliate referrals, television (primarily from our television series, “The Weekly”), NYT Live (our live events business) and retail commerce.

(d)	In the first nine months of 2018, the Company recognized $3.1 million of pre-tax expenses related to the redesign and consolidation of space in our headquarters building.

(e)

In the third quarter of 2019, the Company recognized $4.0 million of pre-tax expense related to restructuring charges, including impairment and severance charges related to the closure of our digital marketing agency, HelloSociety, LLC.

(f)

In the third quarter of 2019, the Company recorded a gain of $2.0 million from a multiemployer pension plan liability adjustment. In the third quarter of 2018, the Company recorded a $4.9 million gain from a multiemployer pension plan liability adjustment.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION

In this release, the Company has referred to non-GAAP financial information with respect to diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and multiemployer pension withdrawal costs (or adjusted operating costs). The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

Adjusted diluted earnings per share provides useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Adjusted operating profit is useful in evaluating the ongoing performance of the Company’s business as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and multiemployer pension plan withdrawal costs. Total operating costs excluding these items provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.

Management considers special items, which may include impairment charges, pension settlement charges and other items that arise from time to time, to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance. In addition, management excludes severance costs, which may fluctuate significantly from quarter to quarter, because it believes these costs do not necessarily reflect expected future operating costs and do not contribute to a meaningful comparison of the Company’s operating results to historical performance.

Non-operating retirement costs include (i) interest cost, expected return on plan assets, amortization of actuarial gains and loss components and amortization of prior service credits of single employer pension expense, (ii) interest cost, amortization of actuarial gains and loss components and amortization of prior service credits of retirement medical expense and (iii) all multiemployer pension plan withdrawal costs. These non-operating retirement costs are primarily tied to financial market performance including changes in market interest rates and investment performance. Management considers non-operating retirement costs to be outside the performance of the business and believes that presenting adjusted diluted earnings per share from continuing operations excluding non-operating retirement costs and presenting adjusted operating results excluding multiemployer pension plan withdrawal costs, in addition to the Company’s GAAP diluted earnings per share from continuing operations and GAAP operating results, provide increased transparency and a better understanding of the underlying trends in the Company’s operating business performance.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are set out in the tables below.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

Reconciliation of diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations)

	Third Quarter			Nine Months
	2019	2018	% Change	2019	2018	% Change
Diluted earnings per share from continuing operations	$0.10	$0.15	(33.3)%	$0.43	$0.42	2.4%
Add:
Severance	—	—	—	0.01	0.03	(66.7)%
Non-operating retirement costs:
Multiemployer pension plan withdrawal costs	0.01	0.01	—	0.03	0.03	—
Other components of net periodic benefit costs	0.01	0.02	(50.0)%	0.03	0.04	(25.0)%
Special items:
Headquarters redesign and consolidation	—	—	—	—	0.02	*
Restructuring charge	0.02	—	*	0.02	—	*
Gain from pension liability adjustment	(0.01)	(0.03)	(66.7)%	(0.01)	(0.03)	(66.7)%
Income tax expense of adjustments	(0.01)	—	*	(0.02)	(0.02)	*
Adjusted diluted earnings per share from continuing operations (1)	$0.12	$0.15	(20.0)%	$0.49	$0.49	—

* Represents a change equal to or in excess of 100% or not meaningful.
(1) Amounts may not add due to rounding.

Reconciliation of operating profit before depreciation & amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit)

	Third Quarter			Nine Months
	2019	2018	% Change	2019	2018	% Change
Operating profit	$25,086	$41,443	(39.5)%	$97,617	$115,500	(15.5)%
Add:
Depreciation & amortization	15,450	14,847	4.1%	45,548	43,969	3.6%
Severance	367	293	25.3%	2,441	4,926	(50.4)%
Multiemployer pension plan withdrawal costs	1,204	1,943	(38.0)%	4,454	5,838	(23.7)%
Special items:
Headquarters redesign and consolidation	—	—	—	—	3,140	*
Restructuring charge	4,008	—	*	4,008	—	*
Gain from pension liability adjustment	(2,045)	(4,851)	(57.8)%	(2,045)	(4,851)	(57.8)%
Adjusted operating profit	$44,070	$53,675	(17.9)%	$152,023	$168,522	(9.8)%

* Represents a change equal to or in excess of 100% or not meaningful.

RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

Reconciliation of operating costs before depreciation & amortization, severance and multiemployer pension plan withdrawal costs (or adjusted operating costs)

	Third Quarter			Nine Months
	2019	2018	% Change	2019	2018	% Change
Operating costs	$401,452	$380,754	5.4%	$1,204,241	$1,132,065	6.4%
Less:
Depreciation & amortization	15,450	14,847	4.1%	45,548	43,969	3.6%
Severance	367	293	25.3%	2,441	4,926	(50.4)%
Multiemployer pension plan withdrawal costs	1,204	1,943	(38.0)%	4,454	5,838	(23.7)%
Adjusted operating costs	$384,431	$363,671	5.7%	$1,151,798	$1,077,332	6.9%

* Represents a change equal to or in excess of 100% or not meaningful.

Contacts

For Media: Danielle Rhoades Ha, 212-556-8719; danielle.rhoades-ha@nytimes.com

For Investors: Harlan Toplitzky, 212-556-7775; harlan.toplitzky@nytimes.com